Exhibit 99.1

FOR IMMEDIATE RELEASE

Charah Solutions, Inc. Reports First Quarter 2019 Financial Results

Bids Outstanding Have Grown to in Excess of $3.5 Billion; Meaningful Award Potential in 2019

Maintaining 2019 Adjusted EBITDA Guidance and Expectation for Significant Free Cash Flow

Lowering 2019 Revenue Guidance on Timing of Awards; Maintaining 2020 Outlook for Strong Growth

Key Financial Highlights

•	Revenue of $163.3 million, up 5.0% from first quarter 2018

•	Environmental Solutions segment revenue grew to $58.4 million, a 22% increase from first quarter 2018

•	Net loss of $(2.8) million or $(0.10) per diluted share, as compared to net income of $0.8 million or $0.03 per diluted share in first quarter 2018

•	Adjusted net loss[1] of $(2.0) million or $(0.07) per diluted share, as compared to adjusted net income of $3.5 million or $0.14 per diluted share in first quarter 2018

•	Adjusted EBITDA[1] of $8.9 million, as compared to Adjusted EBITDA of $17.4 million in first quarter 2018

•	Lowering 2019 revenue guidance range to $550 million to $650 million; affirming 2019 Adjusted EBITDA guidance range of $50 million to $65 million

Business Developments

•	Strong flow of project opportunities continues with meaningful award potential in 2019; outstanding bids risen to in excess of $3.5 billion

•	Construction ongoing at two slag grinding facilities, expected operational second half of 2019

•	Opened additional fly ash storage terminal in Massachusetts, expanding MultiSource® network

•	Final ash received at Brickhaven; expect to receive significant cash payment second half of 2019

Louisville, KY – May 15, 2019 – Charah® Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company”), a leading provider of environmental and maintenance services to the power generation industry, today announced financial results for the quarter ended March 31, 2019. Revenues for the first quarter of 2019 were $163.3 million, up 5.0% from the first quarter of 2018, with a net loss attributable to Charah Solutions of $(2.8) million, or $(0.10) per diluted share. Adjusted net loss1 and adjusted loss per diluted share1 were $(2.0) million and $(0.07), respectively. Adjusted EBITDA was $8.9 million.

“We continue to see growing demand for our environmental and maintenance solutions and remain excited about the size of the opportunity set. Our pending bids have grown to in excess of $3.5 billion and we expect to announce significant new business awards over the remainder of this year. We are committed to our investment in technology initiatives and have received an overwhelmingly positive response domestically and from overseas. As the market leader in ash excavation with a unique ability to bundle our low-cost ash beneficiation technology in a highly scalable design, we believe we are in an ideal position to bring differentiated and customized solutions to our customers’ accelerating need for remediation and recycling of coal ash,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions.

1

Adjusted net (loss) income, Adjusted (loss) earnings per diluted share, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. A reconciliation of Adjusted net (loss) income, Adjusted (loss) earnings per diluted share and Adjusted EBITDA to the most directly comparable GAAP financial measures and a calculation of the Company’s Adjusted EBITDA margin are included in the financial tables accompanying this release.

Mr. Sewell continued, “Our new business prospects are strong, though most of the benefit to revenue now is expected to occur in 2020. While a shift in the timing of awards has impacted our 2019 revenue outlook, we still expect to have significant free cash flow this year as a result of the expected cash payment related to the early completion of the Brickhaven contract, which we will allocate to meaningful debt repayment and the growth of our business. We remain confident in our 2020 outlook and continue to anticipate strong growth in revenue and EBITDA.”

Summary of Financial Results

	Three Months Ended March 31,
(Unaudited, in thousands, except per share and margin data)	2019	2018
Total revenue	$163,258	$155,529
Gross profit	$15,379	$19,099
Gross profit margin	9.4%	12.3%
Net (loss) income attributable to Charah Solutions, Inc.	$(2,819)	$806
(Loss) earnings per common share (diluted)	$(0.10)	$0.03
Cash flow provided by operating activities	$6,175	$4,225

Non-GAAP Financial Measures Adjusted net (loss) income[1]	$(1,962)	$3,524
Adjusted EBITDA[1]	$8,906	$17,364
Adjusted EBITDA margin	5.5%	11.2%

First Quarter 2019 Results

Revenue for the first quarter of 2019 was $163.3 million, an increase of $7.7 million, or 5.0%, from $155.5 million in the first quarter of 2018. Gross profit decreased $3.7 million, or 19.5%, to $15.4 million from $19.1 million in the first quarter of 2018. Gross profit as a percentage of revenue, or gross margin, declined to 9.4% from 12.3% in the first quarter of 2018, primarily due to lower gross margin in the Company’s Environmental Solutions segment.

Environmental Solutions Segment: Environmental Solutions generated revenue of $58.4 million, an increase of $10.6 million, or 22.2%, from the first quarter of 2018, primarily due to the acquisition of SCB Materials International, Inc. and affiliated entities (“SCB”) in March 2018, which contributed $13.3 million in revenue, partially offset by lower revenues from the Company’s remediation and compliance services. Gross profit declined to $8.3 million from $12.5 million in the first quarter of 2018, primarily due to a combination of adverse weather impacts across the segment and project-specific issues at three sites, which resulted in project delays and unanticipated cost increases. Gross margin declined to 14.2% from 26.1% in the first quarter of 2018.

Maintenance and Technical Services Segment: Maintenance and Technical Services generated revenue of $104.9 million, a decrease of $2.9 million, or 2.7%, from the first quarter of 2018. The decrease was primarily attributable to lower revenues in the Company’s nuclear services business, which resulted from reduced scope leading to fewer outage days during the period, partially offset by the commencement of the APS fossil maintenance contract. Gross profit increased $0.5 million, or 7.3%, to $7.1 million from $6.6 million in the first quarter of 2018. Gross margin rose to 6.8% from 6.2% in the first quarter of 2018.

Net loss attributable to Charah Solutions was $(2.8) million, while Adjusted EBITDA for the first quarter of 2019 was $8.9 million, a decrease of $8.5 million, or 48.7%, from $17.4 million in the first quarter of 2018. Interest expense rose during the first quarter of 2019 by $0.9 million from $4.1 million in the first quarter of 2018, as a result of a non-cash $1.4 million mark-to-market expense associated with the change in value of the Company’s interest rate swap during the period. Cash flow from operating activities was $6.2 million, an increase of nearly $2.0 million or 46.2% above the first quarter of 2018 results.

2019 Guidance

•	Revenues of $550 million to $650 million

•	Net income of $5 million to $15 million

•	Adjusted EBITDA of $50 million to $65 million

•	Significantly cash flow positive

As a result of delays in the timing of new business awards, the Company has lowered its 2019 revenue guidance to a range of $550 million to $650 million from the previous range of $650 million to $800 million. However, a substantial majority of the lower end of the revenue guidance can be achieved through existing business and awards received to date. As compared to 2018, revenues are expected to be lower in the Environmental Solutions segment (with growth in byproduct sales offset by lower revenues in remediation and compliance services) and modestly lower in the Maintenance and Technical Services segment (with growth in fossil services offset by the impact of fewer scheduled nuclear outages on the nuclear services business).

The Company has affirmed its 2019 Adjusted EBITDA guidance of $50 million to $65 million and revised its 2019 net income guidance to a range of $5 million to $15 million.

The Company continues to expect to have significant positive cash flow in 2019 as a result of the expected cash payment later this year in connection with the early completion of the Brickhaven contract.

2020 Outlook

The Company continues to anticipate revenue growth of at least 20% from its previous 2019 revenue guidance of $650 million to $800 million, based on the likelihood of meaningful new business awards during the remainder of 2019 that should boost revenue in 2020. Management’s confidence in winning future awards is driven by its compelling value proposition to customers, favorable market dynamics, and regulatory trends that continue to expand its potential to win project mandates, further diversify its customer composition, and broaden the opportunity set. Revenue and margin enhancement potential is further supported by the planned rollout of the Company’s technology initiatives. In addition, the Company also expects Adjusted EBITDA margins in 2020 comparable to or higher than the revised 2019 guidance level, due to the higher-margin profile of the expected sources of growth in revenue and the ability to grow revenues without materially scaling up general and administrative expenses.

Business Update

Currently, the Company has more than $3.5 billion in bids outstanding, which has increased from more than $3.0 billion at the end of March. As bids outstanding have grown, the Company’s success rate in winning bids has remained in line with historical levels. About 15% of the current bid pipeline has been verbally awarded to the Company and exclusive negotiations are underway, with execution of contracts expected by the end of the third quarter. Management has also received an enthusiastic response from customers evaluating its MP618TM fly ash beneficiation technology and expects to execute agreements later this year. Two grinding facilities are currently in construction and expected to become operational in the second half of 2019, and two additional facilities are expected to begin construction before year-end. Further, the Company continued to execute on its technology deployment initiatives and expand its MultiSource network with an additional fly ash storage terminal opened in Massachusetts during the first quarter.

Consistent with the Company’s exceptional track record of safe operations and commitment to safety excellence, several new safety awards have been received year-to-date in recognition of low incidence rates, including those from the North Carolina Department of Labor, the Willis Towers Watson Construction Safety Excellence Committee and the Coalition of Construction Safety.

CONFERENCE CALL

Charah Solutions will host a conference call at 8:30 a.m. ET today to discuss the first quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

Participants may access the conference call live via webcast on the Investors section of the Charah Solutions website at ir.charah.com. To participate via telephone, please dial (877) 273-7219 within the United States or (647) 689-5395 outside the United States, approximately 15 minutes prior to the scheduled start time. The conference ID for the call is 4093428.

A webcast replay will be available on the Investors section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Wednesday, May 15, 2019. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 4093428.

A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.

ABOUT CHARAH SOLUTIONS

With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry, with operations in fossil fuel and nuclear power generation sites accross the country. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing and recycling ash byproducts generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for the fossil fuel and nuclear power generation industry. The company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety and compliance, the company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

NON-GAAP FINANCIAL MEASURES

Adjusted net (loss) income and Adjusted (loss) earnings per diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted net (loss) income as Net (loss) income attributable to Charah Solutions plus, on a post-tax basis, non-recurring legal and start-up costs and expenses, and transaction-related expenses and other items. Adjusted (loss) earnings per diluted share is based on Adjusted Net (loss) income.

Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net (loss) income before interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal and start-up costs and expenses, and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net (loss) income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net (loss) income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ presentation of Adjusted EBITDA should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the success for the Company’s business in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net (loss) income, Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.

Investor Contact

Tony Semak, Head of Investor Relations

Charah Solutions, Inc.

tsemak@charah.com

(502) 815-5013

Media Contact

Ed Trissel / Kate Clark / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

CHARAH SOLUTIONS, INC.

Condensed Consolidated Balance Sheets

(dollars in thousands except per share data)

(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$6,459	$6,900
Trade accounts receivable	63,828	60,742
Receivable from affiliates	893	894
Costs and estimated earnings in excess of billings	95,326	86,710
Inventory	24,466	25,797
Prepaid expenses and other current assets	4,584	5,133

Total current assets	195,556	186,176
Property and equipment:
Plant, machinery and equipment	74,085	74,896
Structural fill site improvements	55,760	55,760
Vehicles	20,523	17,407
Office equipment	1,882	1,623
Buildings and leasehold improvements	262	262
Structural fill sites	7,110	7,110
Construction in progress	6,790	3,488

Total property and equipment	166,412	160,546
Less accumulated depreciation	(78,375)	(71,605)

Property and equipment, net	88,037	88,941
Other assets:
Trade names, net	34,885	34,920
Customer relationships, net	61,925	63,898
Technology, net	1,803	1,853
Non-compete and other agreements, net	144	180
Other intangible assets, net	—	22
Goodwill	74,213	74,213
Other assets	—	891
Deferred tax asset	3,508	2,747
Equity method investments	5,102	5,060

Total assets	$465,173	$458,901

CHARAH SOLUTIONS, INC.

Condensed Consolidated Balance Sheets

(dollars in thousands except per share data)

(Unaudited)

	March 31, 2019	December 31, 2018
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,064	$24,821
Billings in excess of costs and estimated earnings	1,052	1,352
Notes payable, current maturities	17,095	23,268
Accrued payroll and bonuses	33,843	15,480
Asset retirement obligation, current portion	15,196	14,704
Purchase option liability, current portion	7,110	10,017
Accrued expenses	21,564	22,473
Other liabilities	471	—

Total current liabilities	116,395	112,115
Long-term liabilities:
Contingent payments for acquisitions	11,281	11,214
Asset retirement obligation, less current portion	9,022	11,361
Line of credit	20,500	19,799
Notes payable, less current maturities	217,302	211,022

Total liabilities	374,500	365,511
Commitments and contingencies
Stockholders’ equity:
Retained earnings	6,595	9,414
Common Stock, $0.01 par value; 200,000,000 shares authorized; 29,554,588 and 29,082,988 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	296	291
Additional paid-in capital	83,083	82,880

Total stockholders’ equity	89,974	92,585
Non-controlling interest	699	805

Total equity	90,673	93,390

Total liabilities and equity	$465,173	$458,901

CHARAH SOLUTIONS, INC.

Condensed Consolidated & Combined Statements of Operations

(dollars in thousands except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Revenue	$163,258	$155,529
Cost of sales	147,879	136,430

Gross profit	15,379	19,099
General and administrative expenses	13,985	14,382

Operating income	1,394	4,717
Interest expense, net	(5,052)	(4,131)
Income from equity method investment	554	587

(Loss) income before income taxes	(3,104)	1,173
Income tax provision	(761)	—

Net (loss) income	(2,343)	1,173
Less income attributable to non-controlling interest	476	367

Net (loss) income attributable to Charah Solutions, Inc.	$(2,819)	$806

(Loss) earnings per common share:
Basic	$(0.10)	$0.03
Diluted	$(0.10)	$0.03

Weighted-average shares outstanding used in (loss) earnings per common share:
Basic	29,187,788	23,710,303
Diluted	29,187,788	24,532,003

Pro forma net (loss) income information:
Net (loss) income attributable to Charah Solutions, Inc. before provision for income taxes	$(3,580)	$806
Pro forma provision for income taxes	(761)	202

Pro forma net (loss) income attributable to Charah Solutions, Inc.	$(2,819)	$604

CHARAH SOLUTIONS, INC.

Condensed Consolidated & Combined Statements of Cash Flows

(dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net (loss) income	$(2,343)	$1,173
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	6,257	8,431
Amortization of debt issuance costs	171	555
Deferred income tax provision	(761)	—
Loss on sale of assets	527	131
Income from equity method investment	(554)	(587)
Distributions received from equity investment	512	252
Non-cash share-based compensation	208	110
Loss (gain) on interest rate swap	1,362	(1,623)
Interest accreted on contingent earnout liability	67	—
Changes in cash due to changes in:
Trade accounts receivable	(3,086)	(8,116)
Receivable from affiliates	1	(51)
Costs and estimated earnings in excess of billings	(8,616)	(9,222)
Inventory	1,331	(828)
Prepaid expenses and other current assets	549	(87)
Accounts payable	(4,757)	485
Billings in excess of costs and estimated earnings	(300)	(2,807)
Accrued payroll and bonuses	18,363	15,749
Asset retirement obligation	(1,847)	14
Accrued expenses	(909)	646

Net cash provided by operating activities	6,175	4,225
Cash flows from investing activities:
Proceeds from the sale of equipment	470	480
Purchases of property and equipment	(7,140)	(3,373)
Payments for business acquisitions, net of cash received	—	(19,983)

Net cash used in investing activities	(6,670)	(22,876)
Cash flows from financing activities:
Net proceeds on line of credit	701	—
Proceeds from long-term debt	3,656	4,976
Principal payments on long-term debt	(3,721)	(4,968)
Payments of offering costs	—	(3,955)

	Three Months Ended
	March 31, 2019	March 31, 2018
Distributions to non-controlling interest	(582)	(383)

Net cash provided by (used in) financing activities	54	(4,330)

Net decrease in cash	(441)	(22,981)
Cash, beginning of period	6,900	32,264

Cash, end of period	$6,459	$9,283

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$3,358	$5,297
Cash paid during the year for taxes	$—	$—

CHARAH SOLUTIONS, INC.

Segment Results and Adjusted EBITDA

(dollars in thousands unless otherwise indicated)

	Three Months Ended
	March 31,		Change
	2019	2018	$	%
Revenues:
Environmental Solutions	$58,383	$47,785	$10,598	22.2%
Maintenance and Technical Services	104,875	107,744	(2,869)	(2.7)%

Total revenue	163,258	155,529	7,729	5.0%
Cost of sales	147,879	136,430	11,449	8.4%

Gross Profit:
Environmental Solutions	8,267	12,469	(4,202)	(33.7)%
Maintenance and Technical Services	7,112	6,630	482	7.3%

Total gross profit	15,379	19,099	(3,720)	(19.5)%
General and administrative expenses	13,985	14,382	(397)	(2.8)%

Operating income	1,394	4,717	(3,323)	(70.4)%
Interest expense, net	(5,052)	(4,131)	(921)	(22.3)%
Income from equity method investment	554	587	(33)	(5.6)%

(Loss) income before taxes	(3,104)	1,173	(4,277)	(364.6)%
Income tax provision	(761)	—	(761)	(100.0)%

Net (loss) income	(2,343)	1,173	(3,516)	(299.7)%
Less income attributable to non-controlling interest	476	367	109	29.7%

Net (loss) income attributable to Charah Solutions, Inc.	(2,819)	806	(3,625)	(449.8)%

Adjusted EBITDA(1)	$8,906	$17,364	$(8,458)	(48.7)%
Adjusted EBITDA margin(1)	5.5%	11.2%	(5.7)%	N/A

(1)	Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures.

CHARAH SOLUTIONS, INC.

Non-GAAP Reconciliation: Net (Loss) Income to Adjusted EBITDA

(dollars in thousands)

	Three Months Ended
	March 31,
	2019	2018
Net (loss) income attributable to Charah Solutions, Inc.	$(2,819)	$806
Interest expense, net	5,052	4,131
Income tax provision	(761)	—
Depreciation and amortization	6,257	8,431
Elimination of certain non-recurring legal costs and expenses(1)	(746)	2,680
Elimination of certain non-recurring start-up costs(2)	—	793
Equity-based compensation	208	110
Transaction-related expenses and other items(3)	1,715	413

Adjusted EBITDA	$8,906	$17,364

Adjusted EBITDA margin(4)	5.5%	11.2%

(1)

Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.

(2)

Represents non-recurring start-up costs associated with the startup of Allied Power Management, LLC (“Allied”) and our nuclear services offerings, including the setup of financial operations systems and modules, pre-contract expenses to obtain initial contracts and the hiring of operational staff. Because these costs are associated with the initial setup of the Allied business to initiate the operations involved in our nuclear services offerings, these costs are non-recurring in the normal course of our business.

(3)	Represents SCB transaction expenses, executive severance costs, IPO-related costs and other miscellaneous items.
(4)

Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenues. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.

Non-GAAP Reconciliation: Net (Loss) Income to Adjusted Net (Loss) Income and

Adjusted (Loss) Earnings per Diluted Share

(dollars in thousands except per share data)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net (loss) income attributable to Charah Solutions, Inc.	$(2,819)	$806
Income tax provision	(761)	—
Elimination of certain non-recurring legal costs and expenses(1)	(746)	2,680
Elimination of certain non-recurring start-up costs(2)	—	793
Transaction-related expenses and other items(3)	1,715	413
Adjusted (loss) income before income taxes attributable to Charah Solutions, Inc.	(2,612)	4,692
Adjusted income tax provision(4)	650	(1,168)
Adjusted net (loss) income attributable to Charah Solutions, Inc.	(1,962)	3,524
Weighted average basic / diluted share count(5)	29,187,788	24,532,003
Adjusted (loss) earnings per diluted share	$(0.07)	$0.14

(1)

Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.

(2)

Represents non-recurring start-up costs associated with the startup of Allied and our nuclear services offerings, including the setup of financial operations systems and modules, pre-contract expenses to obtain initial contracts and the hiring of operational staff. Because these costs are associated with the initial setup of the Allied business to initiate the operations involved in our nuclear services offerings, these costs are non-recurring in the normal course of our business.

(3)	Represents SCB transaction expenses, executive severance costs, IPO-related costs and other miscellaneous items.
(4)	Represents the statutory income tax rate of 24.89%, multiplied by adjusted (loss) income before income taxes attributable to Charah Solutions, Inc.
(5)

As a result of the net loss per share for the three months ended March 31, 2019, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares (in thousands) of 991 were excluded from the computation of the weighted-average shares for diluted net loss per share for the three months ended March 31, 2019.